Exhibit No. 10.7
Article III
Retirement Benefits
Section 3.2 Payments.
Retirement allowances under Section 3.1 shall be paid in an immediate lump sum payment. Alternatively, an election may be made to change the manner of payment of the retirement allowance as approved by the Committee; provided, however, that
(i)	Any such election shall not take effect until twelve (12) months after it is received by the Committee; and

(ii)
In the case of an election made on account of an event other than the Participant’s death or Disability, the first payment made under such election shall not occur until at least five (5) years later than such payment would otherwise have been made.

In the event of his death before the end of such term, the same amount shall continue to be paid for the remainder of such term to the person (or persons) whom he shall have named as his Beneficiary (or Beneficiaries).
Section 3.3 Payments of Small Amounts.
Notwithstanding any other provision of the Plan, if the present value of the retirement allowance payable to a Participant or Retired Participant and his Beneficiary shall at any time after termination of service as a Board Member and prior to the commencement of payment thereof be less than $10,000, then the Committee may direct that it be paid in such lump sum in lieu of all other benefits under the Plan.
Section 3.5 Payment upon Change of Control.
Upon a Change of Control, each board Member shall be entitled to an immediate lump sum payment of the amount that would have been payable had the Member retired after age 65 with a full tens years of service under the Plan.